EX-99.4.bb.

                                      JACKSON NATIONAL LIFE
2900 Westchester Avenue       INSURANCE COMPANY OF NEW YORK    [Graphic Omitted]
Purchase, New York 10577                    A Stock Company

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                  GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THIS GUARANTEED MINIMUM INCOME BENEFIT (ALSO REFERRED TO AS THE GMIB) MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE, AND ONLY IF THE ANNUITANT IS NOT OLDER THAN AGE 75 ON THE ISSUE DATE.

THE GMIB BENEFIT BASE IS ESTABLISHED FOR THE SOLE PURPOSE OF DETERMINING THE MINIMUM ANNUITY INCOME BENEFIT. THE GMIB BENEFIT BASE IS NOT AVAILABLE AS A CASH SURRENDER OR DEATH BENEFIT NOR USED IN THE CALCULATION OF THE CASH SURRENDER OR DEATH BENEFIT.

ONCE ELECTED, THE GMIB CANNOT BE TERMINATED EXCEPT AS PROVIDED IN THE TERMINATION OF THE GMIB PROVISION BELOW.

THE CONTRACT IS AMENDED AS FOLLOWS:

1. The CONTRACT DATA PAGE is amended by the addition of the following:

"GUARANTEED MINIMUM INCOME BENEFIT   On a calendar quarter basis, this charge
(GMIB) CHARGE:                       equals [determined at issue currently .15%]
                                     of the GMIB Benefit Base, and is deducted
                                     (i) from theContract Value at the end of each calendar quarter; and (ii) upon termination of the GMIB on a pro rata basis, using the GMIB Benefit Base as of the date of termination and the number of days since the last deduction."

2. The following are added to the DEFINITIONS section:

"EXERCISE DATE. The Business Day that You elect Your annuity payments to begin under this endorsement. This date can only be on or during the 30-calendar day period following the 10th Contract Anniversary or on or during the 30-calendar day period following each subsequent Contract Anniversary thereafter, but in no event later than the 30-calendar day period following the Contract Anniversary immediately following the Annuitant's 85th birthday.

GMIB BENEFIT BASE. The GMIB Benefit Base will be determined at the end of any Business Day, and is equal to the greater of a) or b) where:


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a). is the Roll-Up Component and is equal to:
    1. all Premiums paid into the Contract (net of any applicable premium taxes),
    2. plus any Contract Enhancements credited on or before such Business Day,
    3. less Annual Contract Maintenance Charges, Transfer Charges and any applicable charges due under any optional endorsement to the Contract,
    4. less any taxes deducted, and
    5. less any withdrawal adjustments,
compounded at an annual interest rate of 5% from the Issue Date until the earlier of the Annuitant's 80th birthday or the Exercise Date. All adjustments for Premiums, Contract Enhancements, charges and taxes are made on the date of the transaction. All withdrawal adjustments are made at the end of the Contract Year and on the Exercise Date. For withdrawals that total up to 5% of the Roll-Up Component as of the previous Contract Anniversary, the withdrawal adjustment is the dollar amount of the withdrawal (including any applicable charges and adjustments to such withdrawal). The withdrawal adjustment for additional withdrawals in a Contract Year in excess of 5% of the Roll-Up Component as of the previous Contract Anniversary is the Roll-Up Component immediately prior to the withdrawal multiplied by the percentage reduction in the Contract Value attributable to the additional withdrawal (including any applicable charges and adjustments to such withdrawal).

b). is the Greatest Contract Anniversary Value Component and is equal to the:
    1. the greatest Contract Value on any Contract Anniversary prior to the Annuitant's 81st birthday,
    2. less any withdrawal adjustments subsequent to that Contract Anniversary,
    3. plus any Premium paid (net of any applicable premium taxes) subsequent to that Contract Anniversary,
    4. less any Annual Contract Maintenance Charge, Transfer Charge, and any applicable charges due under any optional endorsement to the Contract deducted subsequent to that Contract Anniversary, and
    5. less any taxes deducted subsequent to that Contract Anniversary.

All adjustments are made on the date of the transaction. The withdrawal adjustment is the Greatest Contract Anniversary Value Component immediately prior to the withdrawal multiplied by the percentage reduction in the Contract Value attributable to the withdrawal (including any applicable charges and adjustments for such withdrawals).

Neither component of the GMIB Benefit Base shall ever be permitted to exceed 200% of Premiums paid into the Contract (net of any applicable premium taxes and excluding Premium paid in the 12 months prior to the Exercise Date), less any withdrawals and any applicable Contract charges assessed and adjustments to such withdrawals, Annual Contract Maintenance Charges, Transfer Charges and any applicable charges due under any optional endorsement to the Contract, and taxes deducted since the issuance of the Contract. The applicability of this limitation will be determined after the calculation of each component of the GMIB Benefit Base.

The GMIB Benefit Base is established for the sole purpose of determining the minimum annuity income benefit. The GMIB Benefit Base is used only in connection with the determination of the GMIB, does not affect other Contract endorsements, and is not reflective of the Contract Value.


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The minimum values for annuity, cash surrender or death benefits attributable to the Fixed Account Option(s) of the Contract are based on the Fixed Account Contract Value in the Fixed Account Option(s) and not the GMIB Benefit Base. The GMIB Benefit Base is not available as a cash surrender or death benefit nor used in the calculation of the cash surrender or death benefit."

3. The following provision is added to the INCOME PROVISIONS.

"GUARANTEED MINIMUM INCOME BENEFIT (GMIB). You have the option of taking the GMIB instead of the other income options described in the INCOME PROVISIONS of the Contract. Your monthly income option payments will be the GMIB Benefit Base on the Exercise Date applied to the annuity rates based upon the Table of Guaranteed Annuity Purchase Rates attached to this endorsement. The Guaranteed Annuity Purchase Rates under the GMIB endorsement will be lower than those attached to the Contract.

If you elect to use the GMIB, you may choose any life contingent fixed annuity payment income option described in the Contract. Such fixed annuity payment income options include:
1. Life Income, 2. Joint and Survivor,
3. Life Annuity with 120 Monthly Periods Guaranteed, and
4. Joint and Survivor Life Annuity with 120 Monthly Periods Guaranteed.
NO OTHER INCOME OPTIONS WILL BE AVAILABLE.

BASIS OF COMPUTATION. The actuarial basis for the Table of Guaranteed Annuity Purchase Rates shall be a 10-year setback of the Annuity 2000 Mortality Table, with an interest rate of 2.5%, and a 2% expense load. This table does not include any applicable tax.

ASSESSMENT OF GMIB CHARGE. The GMIB Charge is as specified above. This charge will be deducted at the end of each calendar quarter after the Issue Date on a pro rata basis from the Separate Account Contract Value and the Fixed Account Contract Value. The first GMIB Charge will be assessed on a pro rata basis from the Issue Date to the end of the first calendar quarter after the Issue Date. GMIB Charges are applied to the Separate Account Contract Value resulting in a redemption of Accumulation Units. The GMIB Charge will not affect the value of the Accumulation Units. All or a portion of the GMIB Charge allocated to the Fixed Account Option(s) will be waived in any time period if full assessment would result in net interest being credited at less than the Minimum Guaranteed Interest Rate shown on the Contract Data Page.

Upon termination of the GMIB, a pro rata GMIB Charge will be assessed against Your Contract Value for the period since the last quarterly GMIB Charge.

DEATH OF THE OWNER OR ANNUITANT. If You are also the Annuitant, and You die and Your spouse continues the Contract, Your spouse will become the Annuitant and will continue to be eligible for the GMIB; as long as Your spouse would have been eligible as an Annuitant on the Issue Date under the terms of this GMIB endorsement and is not age 85 or older. If Your spouse would not have been eligible as an Annuitant on the Issue Date under the terms of this endorsement or is age 85 or older, the GMIB Charge will be discontinued, and the GMIB endorsement shall immediately terminate, and Your spouse will not receive the GMIB hereunder.


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If the Owner (assuming the Owner is a natural person) and the Annuitant are not the same person and the Annuitant dies, You may select a new Annuitant; as long as the new Annuitant would have been eligible as an Annuitant on the Issue Date under the terms of this endorsement and is not age 85 or older. If the new Annuitant would not have been eligible as an Annuitant on the Issue Date under the terms of this endorsement or is age 85 or older, the GMIB Charge will be discontinued, and the GMIB endorsement shall immediately terminate, and You will not receive the GMIB hereunder.

The Contract to which this endorsement is attached is hereby amended under this endorsement to limit the Owner's right to change/or select a new Annuitant as provided for in the immediately preceding paragraph.

TERMINATION OF THE GMIB. Prior to the exercise of the GMIB, the GMIB will terminate and not be payable under this endorsement on the earlier of:

1. the date You elect to receive income payments under the Contract;
2. the 31st calendar day following the Contract Anniversary immediately after the Annuitant's 85th birthday;
3. the date You make a total withdrawal from the Contract; and,
4. upon Your death (unless Your spouse is the Beneficiary and elects to continue the Contract and is eligible for this benefit); or, upon the death of the Annuitant if the Owner is not a natural person.

Once the GMIB is elected, payments will continue as defined by the income option selected.

LIMITATIONS AND RESTRICTIONS --- PLEASE READ CAREFULLY
1. The GMIB may only be elected prior to the Issue Date.
2. If the GMIB endorsement is elected, the Annuitant must not be older than age 75 on the Issue Date.
3. If the GMIB endorsement is elected, the GMIB endorsement is irrevocable and will remain in place as long as the Contract remains in force or until otherwise terminated hereunder.
4. The GMIB will only be payable as one of the following life contingent fixed annuity payments:
   a. Life Income,
   b. Joint and Survivor,
   c. Life Annuity with 120 Monthly Periods Guaranteed, and
   d. Joint and Survivor Life Annuity with 120 Monthly Periods Guaranteed.
5. The GMIB may only be exercised on or during the 30-calendar day period following Your 10th Contract Anniversary and on or during the 30-calendar day period following each subsequent Contract Anniversary thereafter, but in no event later than the 30-calendar day period following the Contract Anniversary immediately following the Annuitant's 85th birthday.
6. In the event of Joint Annuitants, the age of the youngest Annuitant will be used to determine all limits dependent on age in this endorsement."

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE
                                        COMPANY OF NEW YORK

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

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

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                   TABLE OF GUARANTEED ANNUITY PURCHASE RATES
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  The following table is for a GMIB Benefit Base of $1,000 and will apply pro rata to the actual GMIB Benefit Base calculated under this endorsement.

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                Monthly                    Monthly                    Monthly                    Monthly
              Installments               Installments               Installments               Installments
            -----------------          -----------------          -----------------          -----------------
  Age of            Life w/   Age of           Life w/   Age of           Life w/   Age of           Life w/
 Annuitant   Life  120 mos.  Annuitant  Life  120 mos.  Annuitant  Life   120 mos. Annuitant  Life  120 mos.
   MALE      Only   Certain    MALE     Only   Certain   FEMALE    Only   Certain   FEMALE    Only   Certain
--------------------------------------------------------------------------------------------------------------
    40       2.85    2.84       64      4.03    3.99       40      2.74     2.74      64      3.74    3.72
    41       2.88    2.87       65      4.11    4.07       41      2.76     2.76      65      3.81    3.79
    42       2.90    2.90       66      4.20    4.15       42      2.79     2.79      66      3.89    3.86
    43       2.93    2.93       67      4.30    4.24       43      2.81     2.81      67      3.97    3.94
    44       2.97    2.96       68      4.40    4.33       44      2.84     2.84      68      4.05    4.02
    45       3.00    2.99       69      4.51    4.43       45      2.87     2.87      69      4.15    4.10
    46       3.03    3.03       70      4.62    4.53       46      2.90     2.90      70      4.24    4.19
    47       3.07    3.06       71      4.74    4.64       47      2.93     2.93      71      4.34    4.29
    48       3.11    3.10       72      4.87    4.76       48      2.96     2.96      72      4.45    4.39
    49       3.15    3.14       73      5.01    4.88       49      2.99     2.99      73      4.57    4.50
    50       3.19    3.18       74      5.16    5.00       50      3.03     3.03      74      4.69    4.61
    51       3.23    3.22       75      5.32    5.13       51      3.07     3.06      75      4.83    4.73
    52       3.28    3.27       76      5.49    5.27       52      3.10     3.10      76      4.97    4.85
    53       3.33    3.32       77      5.67    5.41       53      3.14     3.14      77      5.12    4.99
    54       3.38    3.36       78      5.87    5.56       54      3.19     3.18      78      5.28    5.13
    55       3.43    3.41       79      6.07    5.72       55      3.23     3.22      79      5.46    5.27
    56       3.48    3.47       80      6.29    5.87       56      3.28     3.27      80      5.65    5.43
    57       3.54    3.52       81      6.53    6.04       57      3.32     3.31      81      5.85    5.59
    58       3.60    3.58       82      6.78    6.20       58      3.37     3.36      82      6.07    5.76
    59       3.66    3.64       83      7.04    6.37       59      3.43     3.42      83      6.31    5.94
    60       3.73    3.70       84      7.33    6.55       60      3.48     3.47      84      6.57    6.12
    61       3.80    3.77       85      7.63    6.72       61      3.54     3.53      85      6.85    6.31
    62       3.87    3.84       86      7.96    6.90       62      3.60     3.59      86      7.15    6.51
    63       3.95    3.91                                  63      3.67     3.65
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

NOTE: Due to the length of the information, the Table for the Joint and Survivor income option and the Joint and Survivor Life Annuity with 120 Monthly Periods Guaranteed income option is available from the Service Center upon Your request.

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